EXHIBIT 5.1


                                                 December 12, 1996


Laboratory Corporation of
 America Holdings
358 South Main Street
Burlington, North Carolina 27215

         RE:      REGISTRATION STATEMENT ON FORM S-8
                  3,500,000 SHARES OF COMMON STOCK, $0.01 PAR VALUE 1997 EMPLOYEE STOCK PURCHASE PLAN

Ladies and Gentlemen:

         In connection with the possible offering and sale from time to time of up to 3,500,000 shares of the common stock, $0.01 par value per share (the "Shares"), of Laboratory Corporation of America Holdings (the "Corporation"), upon the terms and conditions set forth in the Registration Statement on Form S-8 (the "Registration Statement"), filed on December 12, 1996 by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the prospectus constituting a part thereof (the "Prospectus"), we are of the opinion that when (a) the Registration Statement shall become effective and (b) the Shares have been sold upon the terms and conditions set forth in the Registration Statement and the Prospectus, the Shares will be validly authorized and legally issued, fully paid and nonassessable.

         We hereby consent (1) to be named in the Registration Statement and in the Prospectus as attorneys who will pass upon the legality of the Shares and
(2) to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.

                                Very truly yours,
                                /s/ Smith Helms Mulliss & Moore, LLP


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